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EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-125374 of Petrofund Energy Trust of our reports dated March 1, 2005, relating to the consolidated financial statements of Petrofund Energy Trust as at December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 (which audit report expresses an unqualified opinion on the financial statements and includes Comments by Independent Registered Chartered Accountants on Canada — United States of America Reporting Differences relating to changes in accounting principles that have a material effect on the comparability of the financial statements, changes in accounting principles that have been implemented in the financial statements and a restatement of the financial statements), appearing in the Annual Report on Form 40-F of Petrofund Energy Trust for the year ended December 31, 2004.

        We also consent to the use in this Amendment No. 1 to Registration Statement No. 333-125374 of Petrofund Energy Trust of our reports dated February 24, 2004 (except as to Notes 14 and 15 which are as of April 30, 2004), relating to the consolidated financial statements of Ultima Energy Trust as at and for the years ended December 31, 2003 and 2002 (which audit report expresses an unqualified opinion on the financial statements and includes Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences (dated April 30, 2004) relating to changes in accounting principles that have been implemented in the financial statements), appearing in the Prospectus which is part of this Registration Statement.

(signed) DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants

Calgary, Alberta, Canada
June 7, 2005

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  EXHIBIT 5.1